As filed with the Securities and Exchange Commission on December 13, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL COAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(States or other jurisdiction of incorporation or organization)

20-2641185

(I.R.S. Employer Identification Number)

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

(304) 760-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger L. Nicholson, Esq.

Senior Vice President, Secretary and General Counsel

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

(304) 760-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Randi L. Strudler, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock of International Coal Group, Inc., par value $0.01 per share	(1)	(1)	(1)	(1)

(1)

An indeterminate aggregate amount of the securities being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the related registration fees.

PROSPECTUS

INTERNATIONAL COAL GROUP, INC.

COMMON STOCK

This prospectus covers the resale, from time to time, by selling stockholders, of shares of our common stock, par value $0.01 per share. The number of shares to be sold and the identity of any selling stockholders will be specified from time to time in a prospectus supplement.

The shares of common stock to which this prospectus relates may be sold from time to time through public or private transactions on or off the New York Stock Exchange, and at prevailing market prices or negotiated prices, all as generally described under “Plan of Distribution” in this prospectus and as will be specifically described from time to time in a prospectus supplement.

The proceeds from the sale of any shares of common stock to which this prospectus relates are solely for the account of the selling stockholders. The Company will not receive any of the proceeds from such sales. See “Use of Proceeds.”

A future prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation By Reference; Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “ICO.”

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2010

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC, and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, selling stockholders may sell shares of our common stock in one or more offerings. Transactions in which selling stockholders offer shares of our common stock under this registration statement will require that we provide a prospectus supplement that will contain additional information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. For more detail on the terms of the common stock, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, “ICG,” “the Company,” “we,” “us,” “our” and similar names refer to International Coal Group, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement filed by us under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” The registration statement also includes additional information not contained in this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 6, 2010, August 6, 2010 and November 8, 2010, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on January 12, 2010, January 13, 2010, February, 23, 2010, March 8, 2010, March 10, 2010, March 12, 2010, March 16, 2010, March 23, 2010, May 19, 2010, June 2, 2010, October 7, 2010 and November 19, 2010; and

•

Our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington,

D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included or available through our website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not historical facts may be forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this report to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our convertible senior notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks relating to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•

adoption by Appalachian states of Environmental Protection Agency guidance regarding stringent water quality-based limitations in the Clean Water Act, or CWA, Section 402 wastewater discharge permits and Section 404 dredge and fill permits;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•

legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speaks only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus and any prospectus supplement and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the SEC.

THE COMPANY

Our Company

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid- to high-Btu, low- to medium-sulfur steam and metallurgical coal. Our 12 Appalachian mining complexes are located in West Virginia, Kentucky, Virginia and Maryland. We also have a complementary mining complex of mid- to high-sulfur steam coal strategically located in the Illinois Basin. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The high quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region enable us to participate in both the domestic and international coal markets. Coal markets, particularly Appalachian coal markets, have exhibited significant price volatility over the past several years and may continue to do so due to a number of factors, including regulatory and other actions delaying the issuance of necessary permits, general economic conditions and customer usage of coal.

As of September 30, 2010, management estimates that we owned or controlled approximately 318 million tons of metallurgical quality coal reserves and approximately 769 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Further, we own or control approximately 433 million tons of non-reserve coal deposits. Our assets are high quality reserves strategically located in Appalachia and the Illinois Basin and are operated union free.

For the nine months ended September 30, 2010, we sold 12.8 million tons of coal, of which approximately 12.4 million tons were produced from our mining activities and approximately 0.4 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale), at an average sale price of $65.58 and $56.19, respectively. Of the tons sold, 11.1 million tons were steam coal and 1.7 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high-Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, lower Btu, higher sulfur steam coal. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper and we derived approximately 36% of our revenues from sales to our five largest customers. We did not derive more than 10% of our revenues from any single customer in 2009.

We have three reportable business segments, which are based on the coal regions in which we operate: (i) Central Appalachian, comprised of both surface and underground mines, (ii) Northern Appalachian, comprised of both surface and underground mines and (iii) Illinois Basin, representing one underground mine.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, and June 30, 2010, each incorporated by reference into this prospectus, include extensive risk factors relating to our business and government regulation as well as certain risks relating to our common stock. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference into this prospectus, before making a decision to invest in our common stock.

Risks Related to Our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and December 31, 2009, the trading price of our common stock on the New York Stock Exchange ranged from a low of $1.09 per share to a high of $13.90 per share. In addition, between January 1, 2010 and December 10, 2010, the trading price of our common stock on the New York Stock Exchange ranged from a low of $3.36 per share to a high of $8.58 per share. There are numerous factors contributing to the market price of our common stock, including many over which we have no control. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

Sales of additional shares of our common stock or conversions of our convertible securities into common stock could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect the trading price of our common stock. In addition, future issuances of equity securities, including pursuant to the exercise of options for those securities, could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding convertible securities, warrants or options or for other reasons.

As of September 30, 2010, there were:

•	5,802,204 shares of common stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $4.91;

•	1,151,017 shares of nonvested restricted stock; and

•	315,420 restricted share units issued to directors to be converted to common stock upon separation of service.

In addition, our $115.0 million aggregate principal amount of outstanding 4.00% Convertible Senior Notes due 2017, or the 2017 Convertible Notes, may be convertible into shares of our common stock in certain circumstances. In addition, our $731,000 aggregate principal amount of outstanding 9.00% Convertible Senior Notes due 2012, or the 2012 Convertible Notes, may also be convertible into a combination of cash and shares of our common stock in certain circumstances. Any conversion of any of those notes could dilute the interests of our existing stockholders, including you, and could cause the market price for our common stock to decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our asset-based loan facility, or ABL Loan Facility, and the indenture governing our 9.125% Senior Secured Second-Priority Notes due 2018, or the Senior Notes.

Our leverage may harm our financial condition and results of operations.

Our total consolidated long-term debt as of September 30, 2010 was approximately $340.0 million. Our level of indebtedness could have important consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our debt;

•

resulting in an event of default if we fail to comply with the financial and other covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our debt with variable interest rates, including borrowings under our ABL Loan Facility;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

If we or our subsidiaries incur additional debt, the related risks that we and they now face could intensify.

Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. In particular, economic conditions could cause the price of coal to fall and our revenue to decline and hamper our ability to repay our debt.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our ABL Loan Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms, on terms acceptable to us or at all.

Future sales of our common stock by our major stockholders may depress our share price and influence our management policies.

WLR and Fairfax, which respectively own approximately 12% and 22% of our common stock as of September 30, 2010, may sell our common stock. We have previously granted to WLR and to Fairfax “demand” and “piggyback” registration rights relating to their shares of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, if either WLR or Fairfax were to sell its entire holdings to one person, that person would have significant influence over our management policies. This prospectus relates generally to the sale of an indeterminate number of shares of our common stock by selling stockholders, including sales by WLR or Fairfax.

The covenants in our ABL Loan Facility and the indentures governing our debt instruments impose restrictions that limit our operating and financial flexibility.

The ABL Loan Facility includes negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in transactions with affiliates;

•	prepay, redeem or purchase indebtedness;

•	amend or otherwise alter terms of indebtedness;

•	make capital expenditures; and

•	alter the business that our subsidiaries conduct.

In addition, the ABL Loan Facility contains a covenant that, in the event availability under the ABL Loan Facility falls below a specified amount, we will be required to maintain a minimum ratio of EBITDA to fixed charges.

The indenture governing the Senior Notes contains a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the 2012 Convertible Notes and Senior Notes;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers, our debt under these agreements would be in default and could be accelerated and could permit the lenders to foreclose on our assets securing the debt thereunder. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under our ABL Loan Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase in debt service obligations under our variable rate indebtedness could affect our ability to make payments required under the terms of our debt obligations.

Our ability to realize our deferred tax assets may be reduced if our estimates of future taxable income and tax planning strategies do not support the carrying amount, and the value of net operating loss carryforwards may be reduced if sales of our securities result in an “ownership change” as defined for U.S. federal income tax purposes.

As of September 30, 2010, we had deferred tax assets, net of valuation allowances, of $227.6 million. These and future deferred tax assets may be reduced if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of the deferred tax assets.

It is possible that the sale of shares of our common stock by selling stockholders may cause a reduction in the value of our net operating loss, or NOL, carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Even if the sale of shares of our common stock by selling stockholders does not cause an “ownership change,” other future issuances or sales of shares of our common stock or conversions of our convertible securities into common stock (including certain transactions involving our stock that are outside of our control) could also result in an “ownership change” under Section 382. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-“ownership change” NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (subject to certain adjustments) and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.” The applicable rate for “ownership changes” occurring in the month of December 2010 is 3.67%.

Because U.S. federal NOLs generally may be carried forward for up to 20 years, the annual limitation may effectively provide a cap on the cumulative amount of pre-“ownership change” losses, including certain recognized built-in losses, that may be utilized. Such pre-“ownership change” losses in excess of the cap may be lost. In addition, if an “ownership change” were to occur, it is possible that the limitations imposed on our ability to use pre- “ownership change” losses and certain recognized built-in losses could cause a net increase in our U.S. federal income tax liability and U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. Further, if the amount or value of these deferred tax assets is reduced, such reduction would have a negative impact on the book value of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock by selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of shares of our common stock offered by them under this prospectus. Selling stockholders will pay certain costs related to the sale of shares, such as commissions and discounts of agents or broker-dealers and transfer taxes, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been incorporated by reference into this prospectus.

Common Stock

As of September 30, 2010, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 203,844,907 shares (including 1,151,017 shares of nonvested restricted stock) were issued and 203,798,715 were outstanding. Shares of our common stock were held of record by 254 stockholders as of September 30, 2010.

Holders of common stock are entitled to one vote per share on all matters submitted to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of our common stock are entitled to such dividends as may be declared and paid from time to time by our board of directors out of legally available funds. Our current credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. For additional information, see “—Dividend Policy” below.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any amounts due to the holders of preferred stock.

The holders of our common stock have no preemptive rights and no rights to convert or exchange their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series.

Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

Dividend Policy

We have never declared or paid a dividend on our common stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our ABL Loan Facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our ABL Loan Facility and the indenture that governs our Senior Notes limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain amounts. In addition, the terms of any future credit agreement or indenture may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

Registration Rights

We have granted our founding stockholders, including WLR, “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement. In addition, Fairfax Financial Holdings Limited, or Fairfax, also received “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement dated May 16, 2008. These rights are summarized below.

These holders, or their permitted transferees, will be entitled to unlimited “piggyback” registration rights. These rights entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense (except for Fairfax which must bear out-of-pocket registration expenses after the first demand), their shares of common stock in any of our registrations of our common stock (other than registrations we file on Form S-4 or S-8, or any successor forms thereto, or filed solely in connection with an offering made solely to our existing stockholders or employees), including the registration statement of which this prospectus is a part. We and our underwriters can reduce the number of shares of common stock requested to be included by holders of “piggyback” registration rights in view of market conditions.

In addition, WLR, any other founding stockholder or stockholders representing 20% of all registrable securities or their permitted transferees or Fairfax are entitled to “demand” rights to register all or a portion of their registrable securities under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting discounts and commission) would exceed $75 million, except if the value of Fairfax’s remaining shares is less than $75 million, the Company must still register the sale of Fairfax’s remaining shares. We are also obligated to undertake three demand registrations by WLR, two demand registrations by Fairfax, one demand registration by each other individual founding stockholder and two additional demand registrations by a group of the founding stockholders representing 20% of the registrable securities. If we are eligible to register our securities on a Form S-3 under the Securities Act, holders can specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

These provisions in our amended and restated certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

These anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our amended and restated certificate of incorporation, our bylaws and sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Stockholder Action; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Stockholder Proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

•	be a stockholder of record at the time of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. A stockholder’s notice must set forth:

•

(A) as to each matter the stockholder proposes to bring before the annual meeting: (1) a description in reasonable detail of the business desired to be brought before the annual meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws or the certificate of incorporation, the language of the proposed amendment); and (3) the reasons for conducting the business at the annual meeting; and

•

(B) as to each stockholder giving the notice and any stockholder associate: (1) the name and address of the stockholder, as it appears on the company’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any stockholder associate; (2) a representation that at least one of these persons is a holder of record or beneficially of securities of the company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to present the business stated in the stockholder’s notice; (3) the class, series and number of any securities of the company that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice; (4) a description of any material interests of any of these persons in the business proposed and of all agreements, arrangements and understanding between these persons and any other person (including their names) in connection with the proposal of the business by the stockholder; (5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any of these persons has a right to vote any shares of any securities of the company; (6) a description of any derivative positions related to any class or series of securities of the company owned of record or beneficially by the stockholder or any stockholder associate; (7) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any stockholder associate with respect to any securities of the company; and (8) a representation that after the date of the stockholder’s notice and up to the date of the annual meeting, each of these persons will provide written notice to the Secretary of the company as soon as practicable following a change in the number of securities of the company held as described in response to subclause (3) above that equals 1% or more of the then-outstanding shares of the company, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (6) above that results in a change that equals 1% or more of the then-outstanding shares of the company or in the economic interests underlying those agreements, arrangements or understandings; and

•

(C) a representation as to whether the stockholder giving notice and any stockholder associate intends, or intends to be part of a group that intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal; and/or (2) otherwise to solicit proxies from stockholders in support of the proposal.

Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

Nomination of Candidates for Election to Our Board

Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or committee thereof or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. If, however, there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, such stockholder’s notice must include:

•

as to each person who is not an incumbent director of the company whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class, series and number of securities of the company that are owned of record or beneficially by such person; (D) the date or dates the securities were acquired and the investment intent of each acquisition; (E) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation under the Exchange Act); and (F) any other information relating to such person that the board of directors or any nominating committee of the board of directors reviews in considering any person for nomination as a director, as will be provided by the Secretary of the company upon request;

•

as to the stockholder giving the notice and any stockholder associate, (A) the name and address of the stockholder, as they appear on the company’s stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any stockholder associate; (B) a representation that at least one of these persons is a holder of record or beneficially of securities of the company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice; (C) the class, series and number of securities of the company that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice; (D) a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any stockholder associate and the proposed nominee(s); (E) a description of any derivative positions related to any class or series of securities of the company owned of record or beneficially by the stockholder or any stockholder associate; (F) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any stockholder associate with respect to any securities of the company; and (G) a representation that after the date of the stockholder’s notice and up to the date of the annual meeting each of these persons will provide written notice to the Secretary of the company as soon as practicable following a change in the number of securities of the company held as described in response to subclause (C) above that equals 1% or more of the then-outstanding shares of the company, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described in response to subclause (F) above that results in a change that equals 1% or more of the then-outstanding shares of the company or in the economic interests underlying these agreements, arrangements or understanding;

•

a representation as to whether the stockholder giving notice and any stockholder associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•

a written consent of each proposed nominee to serve as a director of the company, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with the bylaws and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the company.

Amendment to Our Bylaws

Our bylaws may be amended, altered or repealed by the affirmative vote of a majority of our board or by the affirmative vote of the holders of at least 80% of our voting stock. Provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change our bylaws for the purpose of gaining control over us.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, (800) 962-4284.

Listing

The common stock is listed on the New York Stock Exchange under the symbol “ICO.”

SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time, by selling stockholders, of shares of our common stock. The number of shares to be sold and the identity of any selling sockholders will be specified from time to time in a prospectus supplement.

The registration of the shares of common stock does not necessarily mean that selling stockholders will sell any shares of common stock registered by the registration statement of which this prospectus forms a part. Selling stockholders may offer and sell shares of common stock covered by this prospectus and any applicable prospectus supplement from time to time but are under no obligation to offer or sell any such shares. Because selling stockholders may sell, transfer or otherwise dispose of shares of common stock covered by this prospectus, or may acquire additional shares from us in the future, we cannot determine the number of such shares of common stock that will be sold, transferred or otherwise disposed of by selling stockholders or the amount or percentage of shares of common stock that will be held by selling stockholders upon termination of any particular offering.

PLAN OF DISTRIBUTION

Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	crosses;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	through underwriters;

•	through the distribution of the shares to its partners, members or stockholder; or

•	through the writing of options (including put or call options) whether the options are listed on an options exchange or otherwise.

We will identify the specific plan of distribution and any other required disclosures in a prospectus supplement.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Jones Day, New York, New York, counsel to the Company.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby:

	Amount to be Paid
SEC Registration Fee		$(1)
Printing Fees		(2)
Legal Fees And Expenses		(2)
Transfer Agent Fees and Expenses		(2)
Accounting Fees and Expenses		(2)
Miscellaneous Fees and Expenses		(2)

TOTAL		(1)(2)

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, International Coal Group, Inc. has deferred the payment of the applicable SEC registration fees and will pay such fees at the time of any particular offering of securities under this registration statement.
(2)	As the amount of securities to be issued and distributed pursuant to this registration statement is indeterminate, the fees and expenses of such issuances and distributions cannot be determined or estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law Indemnification Provisions applicable to International Coal Group, Inc.

Pursuant to Section 145(a) of the Delaware General Corporation Law, or DGCL, International Coal Group, Inc. may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of International Coal Group, Inc. or is or was serving at International Coal Group, Inc.’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of International Coal Group, Inc., but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), no Delaware corporation shall indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to it unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Delaware corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Charter and/or Bylaw Indemnification Provisions of International Coal Group, Inc.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, the certificate of incorporation and bylaws for International Coal Group, Inc. include provisions eliminating the personal liability of the International Coal Group, Inc.’s officers and directors.

The indemnification provisions contained in International Coal Group, Inc.’s certificate of incorporation and/or bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Sections 102, 145 and 174 of the DGCL, International Coal Group, Inc.’s Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide for indemnification of its officers and directors and provide that:

•

No director of International Coal Group, Inc. shall be held personally liable to the company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the company, to the fullest extent permitted under Delaware law;

•

International Coal Group, Inc. shall indemnify any person who is made a party or threatened to be made a party to any threatened, pending or completed action, by reason of the fact that he or she is or was a director or an officer of International Coal Group, Inc. or any of its subsidiaries, or is or was serving at the request of International Coal Group, Inc. as a director, officer, employee or agent of another company or of a partnership, joint venture, trust employee benefit program, or other enterprise, to the fullest extent permitted by Delaware law;

•

International Coal Group, Inc. may advance expenses incurred by a director, officer, employee or agent in connection with a legal proceeding to the fullest extent permitted by Delaware law, upon an undertaking by that person to repay promptly such amount if it is determined that the person is not entitled to indemnification;

•

International Coal Group, Inc. will maintain insurance on behalf of International Coal Group, Inc.’s directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status; and

•	International Coal Group, Inc. may indemnify and advance expenses, to the same extent as directors and officers, to any employee or agent of the company.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scott Depot, State of West Virginia, on December 13, 2010.

INTERNATIONAL COAL GROUP, INC.

By:	/S/ BENNETT K. HATFIELD
	Name:	Bennett K. Hatfield
	Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below does hereby constitute and appoint Bennett K. Hatfield, Roger L. Nicholson and Bradley W. Harris, and each of them, with full powers of substitution, his or her true and lawful attorneys-in-fact and agents to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of securities registered pursuant hereto, including specifically, but without limitation thereof, power and authority to sign his or her name, in any and all capacities set forth beneath his or her name, to any amendment to this Registration Statement in respect of said securities and to any documents filed as part of or in connection with this Registration Statement or amendments thereto; and the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ BENNETT K. HATFIELD Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2010

/S/ BRADLEY W. HARRIS Bradley W. Harris	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 13, 2010

/S/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Non-Executive Chairman and Director	December 13, 2010

/S/ CYNTHIA B. BEZIK Cynthia B. Bezik	Director	December 13, 2010

/S/ MAURICE E. CARINO, JR. Maurice E. Carino, Jr.	Director	December 13, 2010

/S/ WILLIAM J. CATACOSINOS William J. Catacosinos	Director	December 13, 2010

/S/ STANLEY N. GAINES Stanley N. Gaines	Director	December 13, 2010

/S/ SAMUEL A. MITCHELL Samuel A. Mitchell	Director	December 13, 2010

/S/ WENDY L. TERAMOTO Wendy L. Teramoto	Director	December 13, 2010

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Second Amended and Restated Certificate of Incorporation of International Coal Group, Inc.	(A	)

4.2	Third Amended and Restated Bylaws of International Coal Group, Inc., effective as of November 17, 2010	(B	)

4.3	Form of Certificate of International Coal Group, Inc. Common Stock	(C	)

4.4	Registration Rights Agreement by and between International Coal Group, Inc., WLR Recovery Fund II, L.P., Contrarian Capital Management LLC, Värde Partners, Inc., Greenlight Capital, Inc., and Stark Trading, Shepherd International Coal Holdings Inc.	(D	)

4.5	Registration Rights Agreement, dated May 16, 2008, among International Coal Group, Inc. and Fairfax Financial Holdings Limited	(E	)

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche, LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of attorney (included on the Signature Page)

(A)	Previously filed as an exhibit to Amendment No. 4 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on October 24, 2005 and incorporated herein by reference.
(B)	Previously filed as an exhibit to International Coal Group, Inc.’s Current Report on Form 8-K, filed on November 19, 2010 and incorporated herein by reference.
(C)	Previously filed as an exhibit to Amendment No. 3 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on September 28, 2005 and incorporated herein by reference.
(D)	Previously filed as an exhibit to Amendment No. 1 to International Coal Group, Inc.’s Registration Statement on Form S-1 (Reg. No. 333-124393), filed on June 15, 2005 and incorporated herein by reference.
(E)	Previously filed as Exhibit 1.2 to Amendment No. 1 to Schedule 13D of Fairfax Financial Holdings Limited, filed on May 29, 2008.